Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

BIOLIFE4D CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Fees Previously Paid	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fees(2)
	Equity	Units Consisting of:	457	(o)	—	—	10,683,875		.0001102	1,177
	Equity	Common Stock, $0.00001 par value per share (3)	—		—	—	—
	Equity	Warrants to purchase Common Stock(4)	—		—	—
	Equity	Common Stock issuable upon exercise of the Warrants (3)(5)	457	(o)	—	—	10,498,391		.0001102	1,157
	Equity	Underwriter’s Warrants to purchase Common Stock(4)	457	(g)	—	—
	Equity	Common Stock underlying Warrants	457	(g)	—	—	$667,742	(6)	.0001102	74
	Equity	Common Stock offered by the selling stockholder	457	(o)			$11,126,232		.0001102	1,226
			Total Offering Amounts				$30,657,170		.0001102	$3,634
			Total Fees Previously Paid							$6,608
			Total Fee Offsets							$0
			Net Fee Due							$0

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Includes the aggregate offering price of additional shares of common stock and/or warrants that the underwriters have the option to purchase from the Registrant in this offering to cover overallotments, if any.
(4)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(5)	There will be issued one warrant to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price of 100% of the offering price per share of common stock.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The underwriter’s warrants are exercisable at a per share price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is equal to 125% of $534,194 (which is 5% of $10,683,874).